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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                 SCHEDULE 13G

                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                         (Amendment No.____________)*


                                Phone.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  71920Q 10 0
                        ------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                              -----------------------
  CUSIP No.  71920Q 10 0                13G                  Page 1 of 5 Pages
---------------------------                              -----------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Alain Rossmann

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,660,368

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          214,832
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,660,368

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          214,832

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,875,200

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      10.07% BASED ON 68,256,855 SHARES OUTSTANDING AS OF 12/31/99.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

---------------------------                              -----------------------
  CUSIP No.  71920Q 10 0                13G                  Page 2 of 5 Pages
---------------------------                              -----------------------

Item 1(a).     Name of Issuer:

                    Phone.com, Inc.
               ----------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

                    800 Chesapeake Drive, Redwood City, CA 94603
               ----------------------------------------------------------------

Item 2(a).     Name of Person Filing:

                    Alain Rossmann
               ----------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if none, Residence:

                    800 Chesapeake Drive, Redwood City, CA 94603
               ----------------------------------------------------------------

Item 2(c).     Citizenship:

                    USA
               ----------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

                    Common Stock
               ----------------------------------------------------------------

Item 2(e).     CUSIP Number:

                    71920Q 10 0
               ----------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or 13d-2 (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act;


     (b) [_]  Bank as defined in section 3(a)(6) of the Exchange Act;

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Exchange
              Act;

     (d) [_] Investment company registered under section 8 of the Investment Company Act;

     (e) [_] An investment adviser in accordance with Rule 13-d(1)(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

---------------------------                              -----------------------
  CUSIP No.  71920Q 10 0                13G                  Page 3 of 5 Pages
---------------------------                              -----------------------


Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

               6,875,200 of which 32,584 shares are held by Gabriel Rossmann, 32,584 shares are held by Jeremy Rossmann and 149,664 shares are held by Platane Fund of which 32,584 shares
          ---------------------------------------------------------------------

     (b)  Percent of Class:

               10.07% based on 68,256,855 shares outstanding as of 12/31/99
          ---------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote   6,660,368
                                                           ---------
          (ii)  Shared power to vote or to direct the vote 214,832, of which
                                                           -------
                32,584 shares are held by Gabriel Rossmann, 32,584 shares are held by Jeremy Rossmann and 149,664 shares are held by Platane Fund.

          (iii) Sole power to dispose or to direct the disposition of  6,660,368
                                                                       ---------
          (iv)  Shared power to dispose or to direct the disposition of 214,832,
                                                                        -------
                of which 32,584 shares are held by Gabriel Rossmann, 32,584 shares are held by Jeremy Rossmann and 149,664 shares are held by Platane Fund.

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

N/A

Item 8.  Identification and Classification of Members of the Group.

N/A

---------------------------                              -----------------------
  CUSIP No.  71920Q 10 0                13G                  Page 4 of 5 Pages
---------------------------                              -----------------------

Item 9.  Notice of Dissolution of Group

N/A

Item 10. Certification

N/A

---------------------------                              -----------------------
  CUSIP No.  71920Q 10 0                13G                  Page 5 of 5 Pages
---------------------------                              -----------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    2/10/00
                                     -----------------------------------------
                                                     Date

                                            /s/ Alain Rossmann
                                     -----------------------------------------
                                                   Signature

                                     Alain Rossmann, Chief Executive officer
                                     -----------------------------------------
                                                   Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).